As filed with the Securities and Exchange Commission on April 25, 1997
                                                      Registration No. 333-23067

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                    ----------------------------------------

                               AMENDMENT NO. 1 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933
                           PAIRGAIN TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                   DELAWARE                              33-0282809
       (State or Other Jurisdiction of                 (I.R.S. Employer
        Incorporation or Organization)                Identification No.)


                 14402 FRANKLIN AVENUE, TUSTIN, CALIFORNIA 92780
                                 (714) 832-9922
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               CHARLES S. STRAUCH
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                           PAIRGAIN TECHNOLOGIES, INC.
                 14402 FRANKLIN AVENUE, TUSTIN, CALIFORNIA 92780
                                 (714) 832-9922
  (Name, Address, Including Zip Code, and Telephone Number Including Area Code,
                              of Agent for Service)
                    ----------------------------------------
                                   Copies to:
                             BRUCE R. HALLETT, ESQ.
                         BROBECK, PHLEGER & HARRISON LLP
                        4675 MACARTHUR COURT, SUITE 1000
                         NEWPORT BEACH, CALIFORNIA 92660
                                 (714) 752-7535
                    ----------------------------------------
   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

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  Title of Each Class of        Amount to be Registered     Proposed Maximum Offering      Proposed Maximum            Amount of
Securities to be Registered                                     Price Per Share(1)        Aggregate Offering       Registration Fee
                                                                                                Price
-----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value          2,366,865 shares                  $30.8125                $72,929,028                $22,100
     $0.0005 per share
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


(1) The price of $30.8125 per share, which was the average of the high and low prices of the Common Stock on the Nasdaq National Market on March 7, 1997, is set solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                                2,366,865 SHARES


                           PAIRGAIN TECHNOLOGIES, INC.

                                  COMMON STOCK
                          ($0.0005 par value per share)

                    ----------------------------------------

         This prospectus (the "Prospectus") relates to the public offering, which is not being underwritten, of up to 2,366,865 shares (the "Shares") of Common Stock, par value $0.0005 per share, of PairGain Technologies, Inc. ("PairGain," the "Company" or the "Registrant") by certain stockholders of the Company (the "Selling Stockholders"). The Selling Stockholders received such shares in connection with PairGain's acquisition of Avidia Systems, Inc. ("Avidia") through a statutory merger of a wholly-owned subsidiary of the Company with and into Avidia (the "Merger"). The Shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. The Shares are being registered by the Company pursuant to registration rights granted by the Company to the Selling Stockholders. The Company has agreed to bear certain expenses (other than selling commissions and fees and expenses of counsel and other advisers to certain of the Selling Stockholders) in connection with the registration of the Shares.

         The Shares may be offered by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest, from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders, or their pledgees, donees, transferees or other successors in interest, may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders, or their pledgees, donees, transferees or other successors in interest, and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Distribution or Sale of the Shares."

         The Company will not receive any part of the proceeds from sales of the Shares by the Selling Stockholders. See "Use of Proceeds."

                    ----------------------------------------

      THE COMMON STOCK OFFERED HEREBY HAS A HIGH DEGREE OF RISK. SEE "INVESTMENT CONSIDERATIONS" BEGINNING ON PAGE 4.

                    ----------------------------------------


         The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "PAIR." On April 21, 1997, the last reported sale price of the Company's Common Stock on the Nasdaq National Market was $20.56 per share.


         The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Distribution or Sale of the Shares" herein for a description of indemnification arrangements.

                          ----------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


                  THE DATE OF THIS PROSPECTUS IS APRIL 25, 1997

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE.


                              AVAILABLE INFORMATION

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected, and copies of such material may be obtained at prescribed rates, at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, as well as at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission and the address is http://www.sec.gov. Reports, proxy statements and other information concerning the Company may also be inspected at the National Association of Securities Dealers, Inc.
at 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Shares offered hereby, reference is hereby made to the Registration Statement. Statements contained in this Prospectus concerning the provisions of any documents referred to are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.


                     INFORMATION INCORPORATED BY REFERENCE

         The following documents filed with the Commission are hereby incorporated by reference in this Prospectus:


                    (i) the Annual Report of the Company on Form 10-K for the year ended December 31, 1996;

                    (ii) the Current Report of the Company on Form 8-K/A filed with the Commission on April 25, 1997; and

                    (iii) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed with the Commission August 6, 1993, including any amendment or report filed for the purpose of updating such description.


         All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such document). Requests for such documents should be submitted in writing to Charles W. McBrayer, Chief Financial Officer at PairGain Technologies, Inc., 14402 Franklin Avenue, Tustin, California 92780, or by telephone at (714) 832-9922.

         PairGain(R), Campus-Flex(R), Campus-T1(R), Campus-E1(R),
Campus-Star(TM), Campus-768(TM), Campus-REX(TM), CopperOptics(TM), HiGain(TM), Megabit Modem(TM), EtherPhone(TM), AccessHub(TM), AccessGate(TM), PG-Plus(TM) and PG-Flex(TM) are trademarks of the Company.


                                   THE COMPANY

         PairGain is a leading provider of telecommunications products based on high-speed Digital Subscriber Line ("xDSL") technology. The Company designs, manufactures, markets and supports products that allow telecommunications carriers and private network owners to more efficiently provide high-speed digital services to end users over the large existing infrastructure of unconditioned copper wires. These services enable high-speed data transmission for applications such as T1/E1, high-speed Internet access, telecommuting, wide area networking and video conferencing.

         The Company's direct sales force markets its products to the regional Bell operating companies and their local telephone company affiliates and to the larger independent telephone companies by working closely with the planning, switching and transmission departments of such customers. The Company sells to other independent carriers and owners of private networks through direct sales, telesales and distributors. In addition to the specific sales efforts directed at its public and private network customers, the Company's marketing activities include participation in industry trade shows and conferences, distribution of sales and product literature, media relations, advertising in trade journals, direct mail and ongoing communications with its customers and industry analysts.

         The Company was incorporated in California in February 1988 and changed its state of incorporation from California to Delaware in September 1993. The Company maintains its executive offices at 14402 Franklin Avenue, Tustin, California 92780, and its telephone number at that address is (714) 832-9922.

                            INVESTMENT CONSIDERATIONS

         In addition to the other information in this Prospectus, the following Investment Considerations should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus. Except for the historical information contained herein, the matters discussed in this Prospectus are forward-looking statements which involve risk and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices and other factors discussed in the Company's filings with the Commission.

     Acquisition-Related Risks

         The Company's acquisition of Avidia was its first significant acquisition of another company. The Avidia acquisition will present the Company with numerous challenges, including difficulties in the assimilation of the operations, technologies and products of Avidia and managing separate geographic operations. The process of integrating Avidia's business into the Company's operations may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for the ongoing development of the Company's business. If the Company's management does not respond to these challenges effectively, the Company's results of operations could be adversely affected. Moreover, there can be no assurance that the anticipated benefits of the Avidia acquisition will be realized.

     Average Sales Price Reductions

         Commencing in mid-1993, the Company began reducing the average sales prices of its HiGain(TM) products in an effort to increase market demand for its products and in anticipation of expected price competition. These reductions have been significant, representing a reduction of as much as 14%, in 1996, 23% in 1995 and 40% in 1994. The Company expects to continue to reduce the average sales prices of its products, including its HiGain products, in future periods. Accordingly, the Company's ability to maintain or increase revenues will depend in part upon its ability to increase unit sales volumes of HiGain products and to introduce and sell new products at rates sufficient to compensate for the reduced revenue effect of such continuing reductions in the average sales prices of the Company's HiGain products. Declining average sales prices may also adversely affect gross margins on the Company's HiGain products if the Company is unable to fully offset such reductions in average sales prices by reductions in the Company's per unit costs. There can be no assurance that the Company will be able to increase the unit sales volumes of its HiGain products, introduce and sell new products, reduce its per unit costs or maintain or increase revenues or margins attributable to such products.

     Product Concentration

         Revenues from HiGain products represented approximately 76% of the Company's total revenues in each of the years 1996, 1995 and 1994. The Company expects that revenues from HiGain products will continue to account for a majority of the Company's revenues for the foreseeable future, although there can be no assurance that the Company will be able to sustain recent levels of HiGain product sales. A decline in demand for HiGain products, whether as a result of competition, deployment of fiber cable, technological change or otherwise, could have a material adverse effect on the Company's operating results.

     Future Operating Results Subject to Fluctuation

         The Company's operating results may fluctuate in the future as a result of a number of factors, including the timing of orders from, and shipments to, major customers, the timing of new product announcements by the Company or its competitors, variations in the Company's sales channels or the mix of products its sells, changes in pricing policies by the Company's suppliers, the availability and cost of key components, the timing of personnel hirings, the market acceptance of new and enhanced versions of the Company's products and the timing of final product approvals from any of the Regional Bell Operating Companies ("RBOC's"). Further, the Company's expense levels are based in part on expectations of future revenues, and the Company has been significantly increasing and intends to continue to significantly increase operating expenditures and to increase inventory as its expands its levels of operations. The Company anticipates that the rate of new orders may vary significantly from month to month. Consequently, if anticipated sales and shipments in any quarter do not occur when expected, operating expenses and inventory levels could be disproportionately high, and the Company's operating results for that quarter, and potentially future quarters, would be adversely affected.

     Competition

         Competition in the Company's markets is intense, and the Company expects that competition will increase. Many of the Company's potential competitors have substantially greater name recognition and technical, financial and marketing resources than the Company. There can be no assurance that the Company will have the financial resources, technical expertise or marketing, distribution and support capabilities to compete successfully in the future. Competitive pressures could reduce demand for the Company's products, cause the Company to further reduce prices on its existing products, increase expenses or cause delays or cancellations of customer orders, any one of which could adversely affect the Company's business and results of operations.

         The Company's most significant domestic competitors are ADTRAN, Inc. ("ADTRAN") and ADC Telecommunications, which offer High-bit-rate Digital Subscriber Line ("HDSL") systems and have often competed with the Company on the basis of price. The Company may also face competition from the licensees of its own HDSL technology. Specifically, the Company and Alcatel Network Systems, Inc. ("Alcatel") have granted each other royalty-free cross licenses of current PairGain HDSL technology and Alcatel's current Network Management Software.

         Many companies have introduced or announced xDSL-based products, including both T1 and E1 products, including HDSL chips currently offered by Brooktree Corporation, the former supplier of the Company's SPAROW I chip, Level One Communications and Metalink. Other companies that offer xDSL-based products include Ascend, ADTRAN, Westel, Amati and Cisco. The Company also faces significant competition from providers of other technologies used by private network users to transmit information, including fiber and conventional repeatered T1 lines. The Company expects that additional companies will introduce competitive products in the future, and there can be no assurance that the Company will continue to compete successfully in the future.

         All manufacturers of products based on HDSL technology face competition from fiber optic and conventional repeatered systems as alternate solutions for the delivery of T1, E1 and other high-bandwidth services to end users. As telephone companies continue to install fiber cable and conventional repeatered T1 systems to provide high-bandwidth service in local subscriber loops, the demand for HDSL products may decline. Further, the deployment of fiber to replace existing HDSL installations will result in the availability of those existing HDSL systems for installation elsewhere and may adversely affect future demand for HDSL products.

     Dependence on Suppliers and Subcontractors

         Certain components used in the Company's HDSL products are currently purchased from a single source (including the Company's SPAROW II chip) and others are available from a limited number of sources. In the past, the Company has experienced delays in the receipt of certain of its key components, which have resulted in delays in product deliveries. There can be no assurance that delays in key component and product deliveries will not occur in the future. The inability to obtain sufficient key components as required, or to develop alternative sources if and as required in the future, could result in delays or reductions in product shipments to the Company's customers. Any such delays or reductions could have a material adverse effect on the Company's reputation and customer relationships which could, in turn, have a material adverse effect on the Company's business and results of operations. In addition, the Company uses third-party subcontractors for the manufacture of its products. This reliance on third-party subcontractors involves several risks, including the potential absence of adequate capacity, the unavailability of or interruptions in access to certain process technologies and reduced control over product quality, delivery schedules, manufacturing yields and costs.

         Shortage of raw materials or production capacity constraints at the Company's subcontractors could negatively affect the Company's ability to meet its production obligations and result in increased prices for affected parts. Any such reduction may result in delays in shipments of the Company's products or increases in the price of components, either of which could have a material adverse impact on the Company.

     Customer Concentrations

         Aggregate sales to local telephone companies affiliated with Bell Atlantic, BellSouth, NYNEX, Pacific Telesis, and SBC Communications (formerly Southwestern Bell) accounted for approximately 59%, 63% and 66% of the Company's total revenues for 1996, 1995 and 1994, respectively. As a result of the Company's dependence on its largest customers, the Company's future success will significantly depend upon the timeliness and size of future purchase orders, if any, from its largest customers, the product requirements of such customers, the financial and operational success of such customers, and in particular, the success of such customers' services deployed using the Company's products. The Company's sales to its largest customers have in the past fluctuated and may in the future fluctuate significantly from quarter-to-quarter and year-to-year. The loss of any such customer or the occurrence of any such sales fluctuations could have a material adverse effect on the Company's business and results of operations.

     Dependence on New Markets and Technologies

         The Company is evaluating new applications of high-speed copper transmission technologies, is investing significant corporate resources in the development of Asymmetric Digital Subscriber Line ("ADSL") technology, and expects to devote significant additional resources to the development of other new technologies in the future. In addition, the Company does not expect to generate significant revenues from ADSL products in 1997, and there can be no assurance that the Company will ever generate significant revenues from ADSL products. There can be no assurance that such technologies will be viable or that markets for such technologies will develop. Any failure in the development of new markets and technologies could have a material adverse effect on the Company's business.

     Rapid Technological Change and Dependence on New Products

         The market for the Company's products is characterized by rapid technological advances, evolving industry standards, changes in end user requirements and frequent new product introductions and enhancements. The introduction of xDSL products involving superior technologies or the emergence of alternative technologies or new industry standards could render the Company's existing products, as well as products currently under development, obsolete and unmarketable. The Company believes its future success will depend in part upon its ability to continue, on a cost-effective and timely basis, to enhance its xDSL products, develop and introduce new products for the xDSL market and other markets, meet changing customer needs and achieve broad market acceptance for its products. There can be no assurance that the Company will be able to respond effectively to technological changes or new product announcements, that the Company will be able to successfully develop and market new products or product enhancements or that such products or enhancement will achieve market acceptance. Any failure by the Company to anticipate or respond on a cost effective and timely basis to technological developments, changes in industry standards or end user requirements, or any significant delays in product development or introduction, could have a material adverse effect on the Company's business. Further, there are physical limits to the speed at which transmissions can travel over copper wire, and the Company's copper-based xDSL products will not be a viable solution for customers requiring service at performance levels beyond the limits of copper wire.

     Need to Generate International Sales

         To date, sales of the Company's products outside of the United States and Canada have been limited. The Company's ability to meet its objectives will require it to generate significant international sales in 1997 and beyond. International business is subject to risks in addition to those inherent in the Company's North American business including substantially different regulatory requirements in different jurisdictions, varying technical standards, tariffs and trade barriers, political and economic instability, reduced protection for intellectual property rights in certain countries, difficulties in staffing and maintaining foreign operations, difficulties in managing distributors, potentially adverse tax consequences, foreign currency exchange fluctuations, the burden of complying with a wide variety of complex foreign laws and treaties and the possibility of difficulties in collecting accounts receivable and increased days sales outstanding. There can be no assurance that the Company will be able to generate significant international sales, or establish new strategic marketing relationships in the future. In addition, in the event the Company is successful in doing business outside of North America, the Company may also face economic, political and foreign currency situations that are substantially more volatile than those commonly experienced in the United States and other international markets. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business and results of operations.

     Proprietary Technology

         The Company's success and future revenue growth will depend, in part, on its ability to protect trade secrets, obtain or license patents and operate without infringing on the rights of others. Although the Company regards its technology as proprietary, it has limited patents on such technology. The Company relies on a combination of technical leadership, trade secrets, copyright and trademark law and nondisclosure agreements to protect its unpatented proprietary know-how. However, there can be no assurance that such measures will provide meaningful protection for the Company's trade secrets or other proprietary information. Moreover, in the absence of patent protection, the Company's business may be adversely affected by competitors who independently develop substantially equivalent technology. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. The Company is also subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights of others. From time to time the Company has received claims of infringement of other parties' proprietary rights, although the Company is not party to any pending intellectual property litigation. There can be no assurance that third parties will not assert infringement claims against the Company in the future or that any such claims will not result in costly litigation or require the Company to obtain a license to intellectual property rights of such parties, regardless of the merit of such claims. No assurance can be given that any necessary licenses will be available or that, if available, such licenses can be obtained on commercially reasonable terms.

     Dependence on Key Personnel

         The success of the Company is dependent in large part on two of its founders, Howard S. Flagg and Benedict A. Itri, on its Chairman and Chief Executive Officer, Charles S. Strauch, and on other key management and technical personnel, the loss of one or more of whom could adversely affect the Company's business. The Company does not have employment contracts with any of its executive officers. In addition, the Company believes that its future success will depend in large part upon its continued ability to attract, retain and motivate highly skilled employees, who are in great demand. There can be no assurance that the Company will be able to do so.

     Management of Expanding Operations

         The Company has experienced a period of significantly expanding operations and headcount, which has placed, and will continue to place, a significant strain on the Company's personnel and other resources. The Company's ability to manage any future increases in the scope of its operations or headcount, should they occur, will depend on significant expansion of its manufacturing, research and development, marketing and sales, management and financial and administrative capabilities. The failure of the Company's management to effectively manage any expansion in its business could have a material adverse effect on the Company's business and results of operations.

     Reliance on Primary Manufacturing Facilities

         The Company historically conducted virtually all final assembly and final test functions at its manufacturing facility in Tustin, California. In 1996, the Company entered into an agreement to have its PG-2 products manufactured, on a turnkey basis, by Jabil Circuits at Jabil's St. Petersburg, Florida facility. Any extended interruption of operations at either of these facilities could have a material adverse effect on the Company's business and results of operations.

     Capital Requirements

         The Company's capital requirements will depend on many factors, including the levels at which the Company maintains inventory, the continued market acceptance of the Company's products, growth in unit sales volume of HiGain products, the extent to which the Company invests in new technology and improvements to its existing xDSL technology, the marketing expenditures associated with launching new products and maintaining a competitive position in the marketplace and the response of competitors to products based on the Company's technology. To the extent that the Company's existing resources, together with future earnings, are insufficient to fund the Company's future activities, the Company may need to raise additional funds through public or private financings. No assurance can be given that additional financing will be available or that, if available, it can be obtained on terms favorable to the Company and its stockholders.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders. See "Selling Stockholders."

                              SELLING STOCKHOLDERS

         The following table sets forth the number of shares of Common Stock beneficially owned by each of the Selling Stockholders. Except as indicated, no Selling Stockholder has had a material relationship with the Company within the past three years other than as a result of the ownership of the Shares. Because
(i) the Selling Stockholders may offer all or some of the Shares which they hold pursuant to the offering contemplated hereby, and (ii) there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the amount of Shares that will be held by the Selling Stockholders after completion of this offering. See "Distribution or Sale of the Shares."


         The Shares being offered pursuant to this Prospectus by the Selling Stockholders were acquired from the Company in connection with its acquisition of Avidia. In accordance with an agreement entered into with the Selling Stockholders at the time of the acquisition, the Company agreed to effect a shelf registration (of which this Prospectus is a part) of all Shares in order to permit the Selling Stockholders to effect sales of such Shares from time to time in the market or in privately-negotiated transactions. The Company will prepare and file such amendments and supplements to the Registration Statement as may be necessary in accordance with the rules and regulations of the Securities Act to keep it effective until the earlier to occur of the following events: (i) twenty-four (24) months have elapsed since the Effective Time of the Merger; (ii) all Shares have been sold pursuant to the Registration Statement; or (iii) all Shares held by each Selling Stockholder can be sold by such stockholder in a three month period pursuant to Rule 144 under the Securities Act.


         The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below:


NAME OF SELLING STOCKHOLDER                                        NUMBER OF
                                                                    SHARES             NUMBER OF       PERCENT OF
                                                                BENEFICIALLY         SHARES BEING     OUTSTANDING
                                                                   OWNED(1)          OFFERED(1)(2)        SHARES
                                                                   --------          -------------    -----------
Sun, Paul K.                                                      427,542              427,542             *
Jenkins, David R.                                                 264,899              264,899             *
Eaton, Paul                                                       264,899              264,899             *
McCormack, Charles N.                                             221,509              221,509             *
Point Venture Partners, L.P.                                      118,583              118,583             *
Juliano, Lisa                                                     117,657              117,657             *
TECOM Co., Ltd.                                                   104,651              104,651             *
Price, Michael J.                                                  94,840               94,840             *
Windsong Partners, L.P.                                            75,217               75,217             *
Mezzacappa, Damon                                                  75,217               75,217             *
Mainz Holdings Limited                                             75,217               75,217             *
David-Weill, Michel                                                75,217               75,217             *
Gilbertson, Robert.                                                71,411               71,411             *
Richard Kayne, as trustee under the Agreement of Trust made
    as of November 22, 1996 between Michael B.
    Targoff, as grantor, and the trustee                           30,087               30,087             *
J. Ira Harris, as trustee under the Trust Agreement dated
    June 8, 1983, as amended and restated, creating the            30,087               30,087             *
    "J. Ira Harris Living Trust"
Firstmark Telluride Group                                          30,087               30,087             *
Audrey MacLean and Michael M. Clair, as Trustees, or their
    successors, of the Audrey MacLean and Michael Clair
    Trust Agreement UAO 12/1/90                                    30,087               30,087             *
Centrella, Michael S.                                              25,574               25,574             *
Lazard Freres & Co. LLC                                            19,622               19,622             *
Rock Ventures LLC(3)                                               18,052               18,052             *
Aguis, Marcus                                                      15,043               15,043             *
Rice, L. Gregory                                                   15,043               15,043             *
Golman, Jeffrey A.                                                 15,043               15,043             *
Friedman, Dennis                                                   15,043               15,043             *
Emerson, Richard P.                                                15,043               15,043             *
Araskog, William R.                                                15,043               15,043             *
Cinq Partners                                                      12,035               12,035             *
Wasserman, Harvey                                                   7,849                7,849             *
Lee, David C.                                                       7,522                7,522             *
Lacoff, Dan                                                         7,522                7,522             *
Abramson, Marc                                                      7,522                7,522             *
Point Venture Partners Pennsylvania, L.P.                           6,642                6,642             *
Lederman, Dr. Sanford                                               6,017                6,017             *
Skrzypczak, Casimir                                                 3,008                3,008             *

Parten, Adam P.                                                     3,008                3,008             *
Meskin, Melvin                                                      3,008                3,008             *
Lacoff, David                                                       3,008                3,008             *
Kahan, James S.                                                     3,008                3,008             *
Hoffman, Scott                                                      3,008                3,008             *
Ha, Gil                                                             3,008                3,008             *
Wells Fargo Bank, N.A., as Escrow Agent under the
    Indemnity Escrow Agreement dated February 27, 1997 by
    and among the Company, Abalone Corporation, Wells              29,987 (4)           29,987 (4)         *
    Fargo Bank, N.A., and Derek Minno
                                                                --------------------------------------------
                                                                2,366,865            2,366,865


    ----------------
 *  Less than 1%.

(1) Except with respect to Wells Fargo Bank, N.A., each Selling Stockholder's Shares (i) include the maximum number of Shares that may be distributed to the Selling Stockholder from an escrow fund established pursuant to that certain Indemnity Escrow Agreement dated as of February 27, 1997 by and among the Company, Abalone Corporation, Wells Fargo Bank, N.A., and Derek Minno (the "Indemnity Escrow Agreement") to pay for potential indemnification claims that may be asserted against such stockholder pursuant to the Indemnity Escrow Agreement and that certain Agreement and Plan of Reorganization dated as of February 19, 1997 by and among the Company, Abalone Corporation and Avidia, but (ii) exclude that number of Shares held in escrow pursuant to the Indemnity Escrow Agreement to be used to reimburse the Company for certain transaction expenses paid by the Company on behalf of the Selling Stockholder.

(2) This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the Shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.

(3) Subsequent to the date of this Prospectus, the Shares held by Rock Ventures LLC may be distributed to the following members thereof: Richard J. Malone; Rosemary M. Cochran.

(4) These Shares are beneficially owned by the Selling Stockholders pro rata according to the number of Shares held by all such stockholders, but are to be used to reimburse the Company for certain transaction expenses paid by the Company on behalf of the Selling Stockholders. Pursuant to the Indemnity Escrow Agreement, the Company shall instruct Wells Fargo Bank, N.A. to liquidate these shares on the Company's behalf or deliver them directly to the Company.

                   The Company has agreed to bear certain expenses (other than selling commissions and fees and expenses of counsel and other advisors to certain of the Selling Stockholders) in connection with the registration of the Shares.

                       DISTRIBUTION OR SALE OF THE SHARES

         The Shares offered hereby are being offered directly by the Selling Stockholders. The Company will not receive any proceeds from the sale of any of the Shares by the Selling Stockholders. The sale of the Shares may be effected by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest, from time to time in transactions in the over-the-counter market, on the Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders, or their pledgees, donees, transferees or other successors in interest, may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders, their pledgees, donees, transferees or other successors in interest, and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         At the time a particular offer of Shares is made, to the extent required, a supplemental Prospectus will be distributed which will set forth the number of Shares being offered and the terms of the offering including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the Shares purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Stockholders.

         The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholders.

         The Shares were originally issued to former stockholders of Avidia in connection with the statutory merger of a wholly-owned subsidiary of the Company with and into Avidia pursuant to an exemption from the registration requirements of the Securities Act. The Company has agreed to register the Shares under the Securities Act and to indemnify and hold certain Selling Stockholders harmless against certain liabilities under the Securities Act that could arise in connection with the sale by the Selling Stockholders of the Shares.

         There can be no assurance that the Selling Stockholders will sell all or any of the shares of Common Stock offered hereunder.

                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Newport Beach, California.

                                     EXPERTS


         The Supplemental Consolidated Financial Statements of PairGain Technologies, Inc. as of December 31, 1996 and 1995 and for the years then ended included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report thereon appearing elsewhere herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



         The Consolidated Financial Statements and related Financial Statement Schedule of PairGain Technologies, Inc. as of December 31, 1996 and 1995 and for the years then ended appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and the financial statements of Avidia Systems, Inc. as of December 31, 1996 and for the year then ended appearing in the Company's report on Form 8-K/A filed on April 25, 1997, which are incorporated by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.



         The Consolidated Financial Statements and related Financial Statement Schedule of PairGain Technologies, Inc. for the year ended December 31, 1994 appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such Consolidated Financial Statements and related Financial Statement Schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                           PAIRGAIN TECHNOLOGIES, INC.

             INDEX TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1996


                                    CONTENTS



                                                                                 PAGE
                                                                                 ----
      Independent Auditors' Reports                                               F-2

      Supplemental Consolidated Financial Statements:
        Supplemental Consolidated Balance Sheets                                  F-4
        Supplemental Consolidated Statements of Income                            F-5
        Supplemental Consolidated Statements of Stockholders' Equity              F-6
        Supplemental Consolidated Statements of Cash Flows                        F-7
        Notes to Supplemental Consolidated Financial Statements                   F-8

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
PairGain Technologies, Inc.
Tustin, California


We have audited the accompanying supplemental consolidated balance sheets of PairGain Technologies, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related supplemental consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These supplemental financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such supplemental consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.





DELOITTE & TOUCHE LLP

Costa Mesa, California
February 27, 1997

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
PairGain Technologies, Inc.

We have audited the accompanying supplemental consolidated statements of income, stockholders' equity and cash flows of PairGain Technologies, Inc. for the year ended December 31, 1994. These supplemental financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of PairGain Technologies, Inc. operations and its cash flows for the year ended December 31, 1994, in conformity with generally accepted accounting principles.


                                        ERNST & YOUNG LLP

Orange County, California
February 17, 1995

                           PAIRGAIN TECHNOLOGIES, INC.

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                DECEMBER 31,
                                                                        --------------------------
                                                                           1996             1995
                                                                        ---------        ---------
                                                                           (DOLLARS IN THOUSANDS)
Current assets:
   Cash and cash equivalents                                            $  48,416        $  24,576
   Short-term investments (Note 4)                                         65,779           31,149
   Accounts receivable, less allowance for doubtful accounts of
     $935 and $469 at December 31, 1996 and 1995, respectively             23,888           13,044
   Inventories (Note 5)                                                    26,149           22,522
   Deferred tax assets (Note 10)                                           11,074            3,353
   Other current assets                                                     2,783            1,517
                                                                        ---------        ---------
TOTAL CURRENT ASSETS                                                      178,089           96,161
Property and equipment, net (Note 6)                                       10,390            6,402
Note receivable and long-term investments (Note 7)                          6,252            2,708
Other assets                                                                  273               55
                                                                        ---------        ---------
TOTAL ASSETS                                                            $ 195,004        $ 105,326
                                                                        =========        =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Trade accounts payable                                               $   6,339        $   6,402
   Accrued compensation and related expenses                                5,772            2,605
   Accrued expenses                                                         9,471            2,388
   Accrued income taxes (Note 10)                                          15,826               --
                                                                        ---------        ---------
TOTAL CURRENT LIABILITIES                                                  37,408           11,395
                                                                        ---------        ---------

COMMITMENTS AND CONTINGENCIES  (NOTES 2 AND 11)

Stockholders' equity (Note 12):
   Preferred stock, $.001 par value:
     Authorized shares -- 2,000,000
     Issued and outstanding shares -- None                                     --               --
   Common stock, $.0005 par value:
     Authorized shares -- 175,000,000
     Issued and outstanding shares-- 66,278,293 and 60,709,068
       at December 31, 1996 and 1995, respectively                             33               15
   Additional paid-in-capital                                             116,081           87,175
   Deferred compensation                                                     (237)             (82)
   Unrealized gain on short-term investments                                   71               67
   Retained earnings                                                       41,648            6,756
                                                                        ---------        ---------
TOTAL STOCKHOLDERS' EQUITY                                                157,596           93,931
                                                                        =========        =========
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                              $ 195,004        $ 105,326
                                                                        =========        =========

          See notes to supplemental consolidated financial statements.

                           PAIRGAIN TECHNOLOGIES, INC.

                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME

                                                                               YEAR ENDED DECEMBER 31,
                                                                 -------------------------------------------------
                                                                    1996              1995                 1994
                                                                 -----------       ------------        -----------
                                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
   Product sales                                                 $   205,408       $    106,173        $    57,417
   Technology fees and royalty income  (Note 9)                           97              1,051              2,101
                                                                 -----------       ------------        -----------
TOTAL REVENUES                                                       205,505            107,224             59,518

Cost of revenues                                                     106,518             56,223             33,141
                                                                 -----------       ------------        -----------

Gross profit                                                          98,987             51,001             26,377
                                                                 -----------       ------------        -----------

Operating expenses:
    Research and development                                          19,512             10,728              5,849
    Selling and marketing                                             17,585              9,944              5,765
    General and administrative                                        10,364              6,797              4,250
                                                                 -----------       ------------        -----------
Total operating expenses                                              47,461             27,469             15,864
                                                                 -----------       ------------        -----------

INCOME FROM OPERATIONS                                                51,526             23,532             10,513

Other income (loss):
   Interest income, net                                                3,698              2,118              1,482
   Gain on sales of short-term investments, net                           --                415              1,185
   Unusual loss due to unauthorized trading of investments
     by third parties  (Note 15)                                          --            (15,827)                --
   Settlement income related to unauthorized trading of
     investments by third parties (Note 16)                            2,500                 --                 --
                                                                 -----------       ------------        -----------
Income before income taxes                                            57,724             10,238             13,180

Provision for income taxes  (Note 10)                                 22,816              9,182              4,613
                                                                 -----------       ------------        -----------
NET INCOME                                                       $    34,908       $      1,056        $     8,567
                                                                 ===========       ============        ===========
Per Share Data (Note 1):
   Earnings per share                                            $      0.47       $       0.02        $      0.14
                                                                 ===========       ============        ===========
   Weighted average number of common and common
      equivalent shares                                           73,768,000         67,280,000         61,612,000
                                                                 ===========       ============        ===========

          See notes to supplemental consolidated financial statements.

                           PAIRGAIN TECHNOLOGIES, INC.

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                             (DOLLARS IN THOUSANDS)

                                                                                        UNREALIZED
                                                            ADDITIONAL                GAIN(LOSS) ON   RETAINED        TOTAL
                                           COMMON STOCK       PAID-IN     DEFERRED      SHORT-TERM    EARNINGS      STOCKHOLDERS'
                                        SHARES      AMOUNT    CAPITAL   COMPENSATION    INVESTMENTS   (DEFICIT)        EQUITY
                                        ------      ------    -------   ------------    -----------   ---------        ------
BALANCE AT JANUARY 1, 1994            49,350,440      $12    $ 68,348        $(257)        $  --       $(2,867)      $ 65,236
  Exercise of common stock             1,484,104        1         203           --            --            --            204
   options
  Tax benefits from exercise of
   common stock options                       --       --         962           --            --            --            962
  Amortization of deferred
   compensation                               --       --          --           87            --            --             87
  Unrealized loss on short-term
   investments, net of tax
   benefit of $141                            --       --          --           --          (210)           --           (210)
  Net income                                  --       --          --           --            --         8,567          8,567
                                      ----------      ---     -------        -----         -----        ------       --------
BALANCE AT DECEMBER 31, 1994          50,834,544       13      69,513         (170)         (210)        5,700         74,846
  Issuance of common stock for
   cash, net of offering costs
   of $842                             2,000,000        1      10,969           --            --            --         10,970
  Exercise of warrants                 5,771,124        1       2,726           --            --            --          2,727
  Exercise of common stock             2,024,380       --       1,440           --            --            --          1,440
   options
  Issuance of common stock
   sold under Employee Stock
   Purchase Plan                          79,020       --         386           --            --            --            386
  Tax benefits from exercise of
   common stock options                       --       --       2,141           --            --            --          2,141
  Amortization of deferred
   compensation                               --       --         --            88            --            --             88
  Unrealized gain on short-term
   investments, net of tax of                 --       --         --            --           277            --            277
   ($181)
  Net income                                  --       --         --            --            --         1,056          1,056
                                      ----------      ---     -------        -----         -----        ------       --------

BALANCE AT DECEMBER 31, 1995          60,709,068       15      87,175          (82)           67         6,756         93,931
  Exercise of common stock             3,258,320        1       6,252           --            --            --          6,253
   options
  Issuance of common stock (Note 2)    2,235,697        1       3,014           --            --            --          3,015
  Issuance of common stock
   sold under Employee Stock
   Purchase Plan                          75,208       --       1,110           --            --            --          1,110
  Tax benefits from exercise of
   common stock options                      --        --      18,245           --            --            --         18,245
  Deferred compensation related
   to stock options                          --        --         285         (285)           --            --             --
  Amortization of deferred
   compensation                              --        --          --          130            --            --            130
  Unrealized gain on short-term
   investments, net of tax of $1             --        --          --           --             4            --              4
  Stock split effected as a
   stock dividend (Note 12)                  --        16          --           --            --           (16)            --
  Net income                                 --        --          --           --            --        34,908         34,908
                                      ----------      ---     -------        -----         -----        ------       --------
BALANCE AT DECEMBER 31, 1996          66,278,293      $33    $116,081        $(237)        $  71       $41,648       $157,596
                                      ==========      ===    ========        =====         =====       =======       ========

          See notes to supplemental consolidated financial statements.

                           PAIRGAIN TECHNOLOGIES, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              YEAR ENDED DECEMBER 31,
                                                                     -----------------------------------------
                                                                       1996            1995           1994
                                                                     --------        --------        ---------
                                                                                (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
Net income                                                           $ 34,908        $  1,056        $   8,567
Adjustments to reconcile net income to net cash provided by
    operating activities:
    Depreciation and amortization                                       4,749           4,048            1,726
    Gains on sales of investments                                          --            (415)          (1,185)
    Unusual loss due to unauthorized trading of investments by
       third parties                                                       --          15,827               --
    Provision for deferred tax assets and valuation allowance          (7,721)         (1,400)          (2,133)
    Change in operating assets and liabilities:
       Accounts receivable                                            (10,844)         (2,876)          (4,718)
       Inventories                                                     (3,627)         (6,048)          (5,875)
       Other current assets                                            (1,667)           (421)            (508)
       Other assets                                                      (229)             (8)             (17)
       Trade accounts payable                                             (63)           (268)           4,408
       Accrued compensation                                             3,167           1,259              758
       Accrued expenses                                                 7,046           1,634              537
       Income taxes  (Note 1)                                          34,472             132            3,112
                                                                     --------        --------        ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES                              60,191          12,520            4,672
                                                                     --------        --------        ---------

Cash flows from investing activities:
Purchases of short-term investments                                   (68,620)        (43,272)        (115,610)
Proceeds from sales of short-term investments                          33,025          48,711           98,817
Purchase of property and equipment                                     (7,590)         (5,909)          (2,022)
Issuance of note receivable                                                --          (2,708)              --
Purchases of long-term investments                                     (3,544)             --               --
                                                                     --------        --------        ---------
NET CASH USED IN INVESTING ACTIVITIES                                 (46,729)         (3,178)         (18,815)
                                                                     --------        --------        ---------

Cash flows from financing activities:
Net (payments on) borrowings under bank line of credit                     --          (1,000)           1,000
Proceeds from issuance of common stock                                 10,378          15,523              204
                                                                     --------        --------        ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES                              10,378          14,523            1,204
                                                                     --------        --------        ---------

Increase (decrease) in cash and cash equivalents                       23,840          23,865          (12,939)
Cash and cash equivalents at beginning of year                         24,576             711           13,650
                                                                     --------        --------        ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR                             $ 48,416        $ 24,576        $     711
                                                                     ========        ========        =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Income taxes paid                                                    $  4,335        $ 10,887        $   3,625
                                                                     ========        ========        =========
Income tax refunds received                                          $  8,342        $     --        $      --
                                                                     ========        ========        =========

          See notes to supplemental consolidated financial statements.

                           PAIRGAIN TECHNOLOGIES, INC.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


1.  THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

         PairGain Technologies, Inc., ("PairGain" or the "Company") designs, manufactures, markets and supports a comprehensive line of digital telecommunications products that enable telecommunication exchange carriers and private networks to more efficiently provide high-speed digital service to end users over the large infrastructure of unconditioned copper wires.

         On February 27, 1997 the Company acquired Avidia Systems, Inc. ("Avidia"). (See Note 2) Avidia is engaged in the business of developing, manufacturing and marketing PC networking products based on Asynchronous Transfer Mode ("ATM") technology. Avidia produces innovative ATM switching and wide area access products for PCs in corporation networks.

         The accompanying supplemental consolidated financial statements have been restated to reflect the business combination between PairGain and Avidia accounted for on a pooling-of-interests basis and are based on each company's respective historical financial statements and notes thereto. Avidia was formed in December 1995 and had no significant transactions prior to January 1, 1996. accordingly, the supplemental consolidated financial statements prior to 1996 reflect only the historical results of operations and financial position of PairGain as previously filed.

PRINCIPLES OF CONSOLIDATION

         The consolidated supplemental financial statements include the accounts of the Company and its wholly owned subsidiaries: PairGain Services Group, Inc., which provides support services for the Company's customers worldwide; PairGain Canada Inc., a sales company focused on the Canadian market; PairGain International Sales Corporation, a foreign sales corporation ("FSC"); and Avidia. All significant intercompany transactions have been eliminated in consolidation.

TRANSLATION OF FOREIGN CURRENCIES

         Foreign subsidiary financial statements are translated into U.S. dollars in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translations." The functional currency of the Company's Canadian subsidiary is the U.S. dollar, therefore, translation gains and losses are included in results of operations. Transaction and translation gains and losses were not significant in 1996, 1995 or 1994.

USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

RECLASSIFICATIONS

         Certain prior year amounts have been reclassified to conform with the current year presentation.

                           PAIRGAIN TECHNOLOGIES, INC.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         Pursuant to SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," the Company is required to estimate the fair value of all financial instruments included on its balance sheet at December 31, 1996. The Company considers the carrying value of such amounts in the financial statements to approximate their fair value due to the relatively short period of time between origination of the instruments and their expected realization or the overall immateriality of the amounts.

CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid investments with maturities at the date of purchase of less than three months to be cash equivalents.

SHORT-TERM INVESTMENTS

         Effective January 1, 1994, the Company adopted the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The adoption did not have a significant impact on the Company's consolidated financial statements. Management determines the appropriate classification of such securities at the time of purchase and reevaluates such classification as of each balance sheet date. Based on its intent, the Company's investments are classified as available-for-sale and are carried at fair value, with unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity. The investments are adjusted for amortization of premiums and discounts to maturity and such amortization is included in interest income. Realized gains and losses and declines in value judged to be other than temporary are determined based on the specific identification method and are reported in the consolidated statements of income.

INVENTORIES

         Inventories are stated at lower of cost (determined on a first-in, first-out basis) or market. The Company maintains allowances for estimated obsolete and excess inventories based upon projected sales levels.

PROPERTY AND EQUIPMENT

         Property and equipment are carried at cost. The Company provides for depreciation and amortization using the straight-line method. Equipment is depreciated over an estimated useful life of three years. Leasehold improvements are amortized over the lesser of five years or the life of the lease.

REVENUE RECOGNITION

         Revenue from product sales is recognized at the time of shipment. Provision is made currently for estimated product returns. Revenue for technology and licensing fees and royalty income is recognized when earned.

RESEARCH AND DEVELOPMENT COSTS

         Research and development costs are expensed as incurred.

                           PAIRGAIN TECHNOLOGIES, INC.

PER SHARE INFORMATION

         Earnings per share is computed using the weighted average number of common shares and common share equivalents outstanding during the periods presented. Common share equivalents result from outstanding options and warrants to purchase common stock and are calculated using the treasury stock method.

STOCK SPLIT

         All share and per share amounts have been adjusted to reflect the two-for-one stock splits, effective June 18, 1996 and December 18, 1996, for all periods presented. (See Note 12)

ACCOUNTING FOR STOCK-BASED COMPENSATION

         The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." (See Note 13)

STATEMENT OF CASH FLOWS

         Significant noncash transactions in 1996, 1995 and 1994 affecting the Company's accounts consisted of tax benefits from exercises of common stock options of $18.2 million, $2.1 million and $962,000, respectively, and $285,000 in deferred compensation related to stock options issued in 1996.

2.  ACQUISITION OF AVIDIA

         On February 27, 1997, the Company acquired Avidia pursuant to an Agreement and Plan of Reorganization (the "Merger Agreement") among Avidia and others, with Avidia surviving as a wholly-owned subsidiary of the Company (the "Acquisition") in a transaction accounted for as a pooling-of-interests. Pursuant to the Merger Agreement, the Company issued approximately 2,235,697 shares of PairGain Common Stock to Avidia stockholders in exchange for all outstanding Avidia Common Stock and Preferred Stock and vested warrants to purchase Avidia Common Stock. In addition, outstanding options and unvested warrants to purchase Avidia Common Stock were exchanged for options and warrants to purchase approximately 232,521 and 131,168 shares, respectively, of the Company's Common Stock. The Company's historical consolidated financial statements have been restated to reflect the financial position and results of operations of Avidia.

         The following table shows the separate historical results of the Company and Avidia for the year ended December 1996. Avidia's operations prior to January 1, 1996 were insignificant.

                                                              YEAR ENDED
                                                          DECEMBER 31, 1996
                                                        -----------------------
                                                            (IN THOUSANDS)
           Revenues
                PairGain                                     $ 205,409
                Avidia                                              96
                                                        -----------------------
                  Total                                      $ 205,505
                                                        =======================

           Net Income (Loss)
                PairGain                                     $  36,603
                Avidia                                          (1,695)
                                                        -----------------------
                  Total                                      $  34,908
                                                        =======================

                           PAIRGAIN TECHNOLOGIES, INC.

3.  CONCENTRATION OF CREDIT RISK, MAJOR CUSTOMERS AND PRODUCTS

         The Company markets its products principally to telephone companies in the United States and Canada. Credit is extended based on an evaluation of the customer's financial condition and collateral is not required. Credit losses are provided for in the financial statements and consistently have been insignificant. Sales to major customers as a percentage of total product revenue were as follows:

                                            1996           1995           1994
                                            ----           ----           ----
          Customer A                          15%           15%            18%
          Customer B                          13%           17%            19%
          Customer C                          12%           12%            13%
          Customer D                          10%           11%            10%

         A decision by a significant customer to substantially decrease or delay purchases from the Company or the Company's inability to collect receivables from these customers could have a material adverse effect on the Company's financial condition and results of operations.

         Revenues from HiGain products represented approximately 76% of the Company's total revenues in each of the years 1996, 1995 and 1994. A decline in demand for HiGain products, whether as a result of competition, deployment of fiber cable, technological change or otherwise, could have a material adverse effect on the Company's financial condition and results of operations.

4.  SHORT-TERM INVESTMENTS

         Short-term investments as of December 31, 1996 and 1995 are summarized as follows:

                                                              GROSS        GROSS
                                                           UNREALIZED    UNREALIZED     FAIR
                                                    COST      GAINS        LOSSES       VALUE
                                                    ----      -----        ------       -----
                                                               (IN THOUSANDS)
 1996
     Municipal bonds                              $59,686     $ 41          $--        $59,727
     Other short-term investments                   5,982       70           --          6,052
                                                  -------     ----          ---        -------
                                                  $65,668     $111          $--        $65,779
                                                  =======     ====          ===        =======
 1995
     Municipal bonds                              $31,042     $107          $--        $31,149
                                                  =======     ====          ===        =======

         Unrealized gains on short-term investments, net of tax, included as a separate component of stockholders' equity were $71,000 and $67,000 in 1996 and 1995, respectively.

         The amortized cost and estimated fair value of investments at December 31, 1996 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because the issuer of the securities may have the right to repurchase such securities.

                           PAIRGAIN TECHNOLOGIES, INC.

                                                                          COST        FAIR VALUE
                                                                          ----        ----------

                                                                           (IN THOUSANDS)
         Due in one year or less                                       $ 30,084       $ 30,242
         Due after one year through three years                          35,584         35,537
                                                                       ---------      ---------
                                                                       $ 65,668       $ 65,779
                                                                       =========      =========

5.  INVENTORIES

         Inventories consist of:

                                                                            DECEMBER 31,
                                                                      ---------------------
                                                                        1996         1995
                                                                      --------     --------
                                                                            (IN THOUSANDS)
           Finished goods                                             $ 10,603     $  7,842
           Work in process                                               9,745        9,693
           Purchased parts                                               5,801        4,987
                                                                      --------     --------
                                                                      $ 26,149     $ 22,522
                                                                      ========     ========

6.  PROPERTY AND EQUIPMENT

         Property and equipment consist of:

                                                                           DECEMBER 31,
                                                                      --------------------
                                                                        1996        1995
                                                                      -------      -------
                                                                          (IN THOUSANDS)
          Machinery and equipment                                     $16,991      $ 9,772
          Leasehold improvements                                        1,520        1,111
                                                                      -------      -------
                                                                       18,511       10,883
          Less accumulated depreciation and amortization               (8,121)      (4,481)
                                                                      -------      -------
                                                                      $10,390      $ 6,402
                                                                      =======      =======

7.  NOTE RECEIVABLE AND LONG-TERM INVESTMENTS

         On July 20, 1995, the Company entered into certain agreements with Sourcecom Corporation of Westlake Village, California ("Sourcecom"). Sourcecom designs, manufactures and markets remote networking devices which enable the integration of Ethernet local area networks with wide area networking over copper wire. The agreements provide for the incorporation of Sourcecom's networking technology into the Company's current and future transmission products. Under the terms of the agreements, the Company loaned Sourcecom $2.7 million and has rights to purchase a minority ownership position. The note bears interest at the prime rate less one percent (7.25% at December 31, 1996), payable monthly, with the principal balance due July 1999.

         In April 1996, the Company purchased approximately 150,000 shares of Sourcecom's Series A Preferred Stock for an aggregate of $273,000. In September 1996, the Company purchased approximately 321,000 shares of Sourcecom's Common Stock for an aggregate of $271,000. Shares purchased have been adjusted to reflect Sourcecom's two-for-one stock split, effective September 24, 1996.

                           PAIRGAIN TECHNOLOGIES, INC.

         In June 1996, the Company made a minority investment in E/O Networks of Hayward, California ("E/O"). E/O supplies low-density fiber optic access equipment to public carriers both domestically and internationally. The Company purchased approximately 545,000 shares of E/O's Series D Preferred Stock for an aggregate of $3.0 million.

         These investments are accounted for using the cost method.

8.  BANK LINE OF CREDIT

         The Company maintains an unsecured line of credit with a bank. The line allows maximum borrowings of $5,000,000, including the issuance of letters of credit and foreign exchange contracts. The line bears interest at the prime rate (8.25% at December 31, 1996). At December 31, 1996, the Company had no outstanding borrowings under this line of credit. The debt agreement specifies certain financial and other covenants. The Company was in compliance with the financial and other covenants at December 31, 1996. The agreement expires May 1, 1997.

9.  LICENSE AND DISTRIBUTION AGREEMENTS

         In 1992, the Company granted an exclusive worldwide noncancelable license to its HDSL technology configured for general use in specified markets outside the U.S. and a nonexclusive, worldwide, noncancelable license to its HDSL technology configured for general use in the U.S. to a U.S. subsidiary of Alcatel, SA, a French telecommunications company. In November 1995, this agreement was terminated. As part of terminating the agreement, the Company granted royalty-free licenses of current Company technology to Alcatel and Alcatel granted a royalty-free license of its network management software to the Company. The agreement also revised the royalty rate for standalone T1 products which incorporate the Company's HDSL technology being sold by Alcatel.

10.  INCOME TAXES

         The components of the provision for income taxes are as follows:

                                     1996       1995      1994
                                   -------    -------    -------
                                            (IN THOUSANDS)
Current:
   Federal                         $25,179    $ 8,150    $ 5,546
   State and foreign                 5,358      2,432      1,200
                                   -------    -------    -------
Total current                       30,537     10,582      6,746
                                   -------    -------    -------
Deferred:
   Federal                          (7,047)    (1,207)    (1,875)
   State and foreign                (1,371)      (193)      (258)
                                   -------    -------    -------
Total deferred                      (8,418)    (1,400)    (2,133)
Valuation allowance                    697         --         --
                                   -------    -------    -------
Total provision                    $22,816    $ 9,182    $ 4,613
                                   =======    =======    =======

                           PAIRGAIN TECHNOLOGIES, INC.

         The provision for income taxes for the years ended December 31, 1996, 1995, and 1994 differs from the U.S. federal statutory tax expense for the years as follows:

                                                                                 1996       1995      1994
                                                                                -------    ------    ------
                                                                                           (IN THOUSANDS)
 U.S. federal statutory tax expense                                             $20,204    $3,583    $4,481
 Unusual loss due to unauthorized trading of investments by third parties            --     4,980        --
 State taxes, net of federal tax benefit                                          1,942     1,422       792
 Increase (decrease) in valuation allowance for deferred tax assets                 697        --      (994)
 Other items, net                                                                   (27)     (803)      334
                                                                                -------    ------    ------
 Total provision                                                                $22,816    $9,182    $4,613
                                                                                =======    ======    ======

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components for the Company's deferred tax assets at December 31 are as follows:

                                                                                   1996         1995
                                                                                  -------     -------
                                                                                    (IN THOUSANDS)
       Deferred tax assets:
         Inventory and related reserves                                           $ 6,867     $1,915
         Warranty reserve                                                           1,538        400
         Other reserves and accruals                                                1,450        457
         Other                                                                      1,219        581
         Net operating loss and research and development credit carryforwards         697         --
                                                                                  -------     ------
       Gross deferred tax assets                                                   11,771      3,353
       Valuation allowance                                                           (697)        --
                                                                                  -------     ------
       Net deferred tax assets                                                    $11,074     $3,353
                                                                                  =======     ======

         The net operating loss and tax credit carryforwards are subject to separate return limitation year ("SRLY") rules related to the Company's acquisition of Avidia. A valuation allowance has been established due to the Company's uncertainty in its ability to benefit from these SRLY operating loss and credit carryforwards.

11.  COMMITMENTS

         The Company has entered into several operating leases for its facilities with varying terms and escalation clauses. Future annual minimum lease payments under the noncancelable operating leases are as follows:

          Years ending December 31,       (IN THOUSANDS)
          -------------------------       --------------
                     1997                    $1,279
                     1998                     1,242
                     1999                     1,111
                     2000                       670
                     2001                       601
                  Thereafter                  1,522
                                             ------
                                             $6,425
                                             ======

                           PAIRGAIN TECHNOLOGIES, INC.

         Rent expense for the years ended December 31, 1996, 1995 and 1994 aggregated $747,000, $424,000 and $298,000, respectively.

12.  STOCKHOLDERS' EQUITY

STOCK SPLITS

         In June 1996, the Company's stockholders approved an amendment to the Company's Certificate of Incorporation (the "Amendment") to increase the authorized Common Stock of the Company from 30 million shares, par value $.001, to 60 million shares, par value $.0005, and to effect a two-for-one stock split (the "Stock Split").

         In December 1996, the Company's stockholders approved an amendment to the Company's Amended and Restated Certificate of Incorporation (the "Second Amendment") to increase the authorized Common Stock of the Company from 60 million shares, par value $.0005, to 175 million shares, par value $.0005. The Second Amendment was proposed to facilitate a two-for-one stock split (the "Second Stock Split") which was effected in the form of a 100% stock dividend.

         All references in the accompanying consolidated financial statements related to common stock, common stock options, common stock warrants and earnings per share have been adjusted to reflect both stock splits.

STOCK OFFERINGS

         In a series of private placements during 1996, Avidia sold common and preferred shares which converted in the Merger into 2,235,697 of the Company's shares. The net proceeds raised were approximately $3,015,000.

         In March 1995, the Company completed a secondary public offering and sold 2,000,000 shares of its common stock at a price of $5.91 per share. The net proceeds raised by the Company were approximately $10,970,000. In connection with the offering, certain outstanding warrants were exercised to purchase 5,750,620 shares of common stock at an aggregate exercise price of $2,717,000.

WARRANTS

         In 1996, Avidia granted warrants to certain stockholders which converted in the Merger into the right to purchase approximately 131,168 shares of the Company's common stock at exercise prices of $3.77. Such warrants were exercised in February 1997.

         In 1995, the Company granted warrants for the purchase of 40,000 shares of its common stock at exercise prices of $5.00 to $6.25 per share in exchange for services. Such warrants were outstanding at December 31, 1996 and expire beginning in May 1998 through September 1999.

         In 1993, the Company granted warrants for the purchase of 57,240 shares of its common stock at an exercise price of $0.47 per share to a company and its affiliate in connection with an equipment leasing transaction. Such warrants were exercised during 1995.

                           PAIRGAIN TECHNOLOGIES, INC.

13.  STOCK OPTION PLANS

1993 EMPLOYEE STOCK OPTION PLAN

         Under the Company's 1993 Stock Option/Stock Issuance Plan ("the Plan"), which is the successor plan to its 1990 Stock Option Plan ("the 1990 Plan"), a Committee consisting of non-employee members of its Board of Directors, is authorized to grant stock options or issue common stock to officers, key employees, members of the Board of Directors, and certain consultants or other independent contractors of the Company. In addition, the Plan also provides for the purchase of the Company's common stock by eligible individuals at a price per share not less than 85% of the fair market value at the time of issuance. No shares have been issued under the purchase provisions. Incentive options are granted at a price equal to 100% of the fair market value at the date of grant (at least 85% of the fair market value for non-qualified options) and vested options are exercisable for a period determined by the Committee that is not to exceed ten years from the date of grant. Options issued under the 1990 Plan are exercisable immediately upon grant and shares issued related to options exercised but not vested are subject to repurchase by the Company at the exercise price of such options. At the discretion of the Committee, the Plan provides option holders stock appreciation rights which allow the holder to exercise such options in exchange for the payment of the difference between the fair market value and option price of the underlying shares in the form of cash or shares of common stock. Under certain circumstances in the event of a merger, sale or other significant transaction involving the Company, the options and stock issued may become fully vested and exercisable.

         In January 1995, the Company's Board of Directors approved an increase in the number of common shares reserved and available for issuance under the Plan from 14,800,000 shares to 18,800,000 shares.

1996 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

         In June 1996, the Company's stockholders approved the 1996 Non-Employee Directors Stock Option Plan (the "Directors Plan"). Under the terms of the Directors Plan, 400,000 shares of Common Stock have been reserved for issuance to non-employee members of the Board. Following the 1996 Annual Meeting, initial options to purchase 40,000 shares of the Company's Common Stock were granted to each non-employee director who had not previously received any stock option grants from the Company. On an annual basis beginning with the 1997 Annual Meeting, an option to purchase an additional 20,000 shares of Common Stock will be granted to each individual who is to continue to serve as a non-employee Board member. There is no limit to the number of such annual 20,000-share option grants any one non-employee Board member may receive over his or her period of continued Board service during the term of the Directors Plan. Each option will have an exercise price per share equal to 100% of the fair market value per share of Common Stock on the option grant date and a maximum term of ten years measured from the option grant date. Each option will be immediately exercisable for all the option shares, but any purchased shares will be subject to repurchase by the Company, at the exercise price paid per share, upon the optionee's cessation of Board service. Each initial option grant will vest (and the Company's repurchase rights will lapse) in four successive equal annual installments over the optionee's period of Board service, with the first such installment to vest upon the completion of one year of Board service measured from the option grant date. Additional option grants will vest (and the Company's repurchase rights will lapse) upon the completion of one year of Board service measured from the option grant date. The term of the Directors Plan is ten years.

AVIDIA STOCK OPTION AND INCENTIVE AWARD PLAN

         In 1996, Avidia established the 1996 Stock Option and Incentive Award Plan (the "Avidia Plan") which provides for the grant of any or all of the following types of awards: (1) stock options, including incentive stock options and non-qualified stock options, and (2) performance share awards. Under the terms of the Avidia Plan, 232,521 shares of Common Stock have been reserved for issuance to directors, employees, consultants, advisors and

                           PAIRGAIN TECHNOLOGIES, INC.

vendors of Avidia and any related corporations. The majority of the stock options vest over a four-year period, with 25% of the shares becoming exercisable on each of the first four anniversaries of the grant date. The Board of Directors at its discretion may grant accelerated vesting. The options expire ten years from the date of the grant. During 1996, all of the options under the Avidia Plan were granted at less than market value, which resulted in total compensation of $284,110, which is being amortized over the vesting period of four years, and resulted in a charge to earnings in 1996 of $46,729.

         Option activity under the plans is as follows:

                                                                                                            WEIGHTED
                                                                                      NUMBER OF             AVERAGE
                                                                                        SHARES           EXERCISE PRICE
                                                                                      ----------         --------------
Outstanding, January 1, 1994                                                           9,630,784             $ 0.35
Granted                                                                                3,240,400             $ 2.36
Exercised                                                                             (1,484,104)            $ 0.07
Canceled                                                                                (705,908)            $ 1.52
                                                                                      ----------
Outstanding, December 31, 1994
     (4,649,244 exercisable at a weighted average price of $0.34)                     10,681,172             $ 0.90

Granted (weighted average fair value of $2.96)                                         4,956,400             $ 5.14
Exercised                                                                             (2,024,380)            $ 0.71
Canceled                                                                                (286,700)            $ 3.39
                                                                                      ----------
Outstanding, December 31, 1995
     (5,692,132 exercisable at a weighted average price of $0.66)                     13,326,492             $ 2.48

Granted (weighted average fair value of $13.47)                                        3,025,386             $19.70
Exercised                                                                             (3,258,320)            $ 1.92
Canceled                                                                                (228,611)            $ 6.87
                                                                                      ----------

Outstanding, December 31, 1996                                                        12,864,947             $ 6.59
                                                                                      ==========

         The outstanding stock options primarily vest ratably over a four year period. Stock options outstanding at December 31, 1996 are summarized as follows:

                                         OPTIONS OUTSTANDING                            OPTIONS EXERCISABLE
                         ---------------------------------------------------    -----------------------------------
                                                 WEIGHTED
                                                 AVERAGE
                         NUMBER OUTSTANDING     REMAINING        WEIGHTED       NUMBER EXERCISABLE      WEIGHTED
       RANGE OF                  AT            CONTRACTUAL        AVERAGE               AT               AVERAGE
   EXERCISE PRICES        DECEMBER 31, 1996        LIFE       EXERCISE PRICE    DECEMBER 31, 1996    EXERCISE PRICE
   ---------------        -----------------        ----       --------------    -----------------    --------------
    $0.04 - $0.38                3,684,723         5.5              $ 0.08              3,540,267          $ 0.07
    $0.83 - $3.44                3,365,349         7.4              $ 2.48              1,538,184          $ 2.17
    $4.00 - $7.63                3,029,223         8.6              $ 5.86                781,781          $ 5.79
   $10.31 - $17.31               1,328,258         9.2              $14.15                 91,990          $13.40
   $20.50 - $30.00               1,457,394         9.6              $27.19                142,182          $26.39
                          ----------------     -----------    --------------    -----------------    --------------

    $0.04 - $30.00              12,864,947         7.5              $ 6.59              6,094,404          $ 2.15
                          ================                                      =================

                           PAIRGAIN TECHNOLOGIES, INC.

         At December 31, 1996, 1,039,615 and 320,000 shares were available for future grants under the Option Plan and Directors' Plan, respectively.

EMPLOYEE STOCK PURCHASE PLAN

         Under the Company's Employee Stock Purchase Plan, (the "Purchase Plan"), eligible employees are permitted to have salary withholdings to purchase shares of common stock at a price equal to 85% of the lower of the market value of the stock at the beginning or end of each six-month offer period, subject to an annual limitation. Stock issued under the Purchase Plan was 75,208 and 79,020 shares in 1996 and 1995 at weighted average prices of $14.77 and $4.89, respectively. The weighted average fair value, per share, of the 1996 and 1995 awards was $17.38 and $5.75, respectively. At December 31, 1996, 845,772 shares were reserved for future issuances under the Purchase Plan.

ADDITIONAL STOCK PLAN INFORMATION (SFAS NO. 123)

         As discussed in Note 1, the Company continues to account for its stock-based awards using the intrinsic value method in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related interpretations.

         SFAS No. 123, "Accounting for Stock-Based Compensation," requires the disclosure of pro forma net income and earnings per share had the Company adopted the fair value method as of the beginning of fiscal 1995. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values.

         The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, six months following vesting; stock volatility, 65% in 1996 and 65% in 1995; risk free interest rates, 6.26% in 1996 and 6.11% in 1995; and no dividends during the expected term. The Company's calculations are based on a single option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the 1996 and 1995 awards had been amortized to expense over the vesting period of the awards, pro forma net income would have been $31.3 million, or $0.43 per share, in 1996 and a loss of $258,000, or $0.00 per share, in 1995. These amounts are based on calculated values for option awards in 1996 and 1995 of $34.4 million and $14.7 million, respectively. The impact of stock options granted prior to 1995 has been excluded from the pro forma calculation; accordingly, the 1996 and 1995 pro forma adjustments are not indicative of future period pro forma adjustments, when the calculation may apply to all applicable stock options.

14.  EMPLOYEE BENEFIT PLANS

         The Company sponsors a defined contribution 401(K) Savings and Investment Plan, which was established in 1993, covering substantially all of the Company's employees subject to certain eligibility requirements. At its discretion, the Company may make contributions to the plan. In April 1996, the Board approved a resolution to match employee contributions provided that a threshold earnings per share level was reached. Employee deferrals from April 28, 1996 through December 31, 1996 were eligible for a matching contribution equal to fifty percent (50%) of the employee's salary deferral, not to exceed $500 per employee. Matching contributions vest over a period of four years of service. The aggregate accrual for this contribution included in the accompanying supplemental consolidated balance sheet as of December 31, 1996 was $145,000. No contributions were made by the Company in 1995 or 1994.

                           PAIRGAIN TECHNOLOGIES, INC.

15.  UNUSUAL LOSS DUE TO UNAUTHORIZED TRADING OF INVESTMENTS BY THIRD PARTIES

         In 1993 and 1994, the Company invested a portion of its excess cash with Capital Insight, Inc. ("Capital Insight"), a financial advisor and broker based in Beverly Hills, California. The Company had no funds invested with Capital Insight at either December 31, 1993 or December 31, 1994, as all such invested funds were returned to the Company prior to the end of each of those years.

         In early 1995, the Company again invested a portion of its excess cash with Capital Insight, with instructions that the funds be invested solely in U.S. Treasury securities with maturities of one year or less. These instructions were consistent with the investment guidelines which had been approved by the Company's Board of Directors in October 1994. However, these instructions were violated and the funds were used to engage in unauthorized trading in options and futures. In November 1995, the Company confirmed that it had incurred non-recurring losses of $15.8 million resulting from these inappropriate and unauthorized trading activities.

         The Company's outside directors retained independent legal counsel and forensic accountants to determine the facts and circumstances surrounding this matter. This investigation revealed no improper involvement by any Company director, officer or employee in the unauthorized trading. Additionally, the investigation found that the Company was provided with fictitious statements by Capital Insight, and the Company had actually incurred substantial losses in the second quarter of 1995. During the third and fourth quarters of 1995, the unauthorized trading generated significant gains resulting in net trading losses of $15.8 million for the year. Furthermore, it was determined that the 1994 statements provided by this advisor and relied upon by the Company for its quarterly reporting were also incorrect. Although total financial results for 1994 were not impacted by these false statements, previously reported 1994 quarterly financial statements did not reflect the proper periods in which the trading gains and losses occurred. Based on the results of the investigation, the Company amended its quarterly statements for both 1994 and 1995 to reflect the proper reporting of the trading gains and losses.

         In January 1996, the Company filed suit in Los Angeles federal court against Mr. S. Jay Goldinger and Capital Insight, Inc. charging unauthorized trading, fraudulent misrepresentation, violation of federal securities laws and breach of fiduciary duties. The suit seeks $15.8 million in damages by reason of the losses incurred by the Company, as well as punitive damages and legal fees.


16. SETTLEMENT INCOME RELATED TO UNAUTHORIZED TRADING OF INVESTMENTS BY THIRD PARTIES

         In January 1996, the Company received a copy of a complaint, filed derivatively by a Company stockholder on behalf of the Company, naming as defendants the Company's directors and certain officers, as well as Capital Insight and Mr. S. Jay Goldinger, its president. The derivative complaint stated causes of action for breach of fiduciary duty, abuse of control, constructive fraud, gross mismanagement and waste of corporate assets by reason of unusual losses incurred by the Company as a result unauthorized trading of investment by third parties (See Note 15). The suit sought an award in the amount of all damages sustained by the Company including the losses of $15.8 million and legal fees and expenses.

         In September 1996, the Company and other parties to the derivative suits described above executed definitive settlement agreements to settle and dismiss the derivative suits. The Court approved the settlement in November 1996. Under the terms of the settlement, the Company received $2.5 million from a brokerage firm involved in processing the investments for Capital Insight, and paid plaintiff's attorneys fees of $450,000. The impact of the settlement has been recorded in the Company's financial statements for the year ended December 31, 1996.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses in connection with the sale or the distribution of the securities being registered, other than underwriting discounts and commissions and finder's fees. All of the amounts shown are estimates except for the Securities and Exchange Commission registration fee and the Nasdaq National Market additional listing fee.

          Securities and Exchange Commission registration fee           $ 22,100
          Nasdaq National Market additional listing fee                   17,500
          Accounting fees and expenses                                     7,500
          Legal fees and expenses                                         15,000
          Miscellaneous                                                    5,400
                                                                        --------
                   Total                                                $ 67,500
                                                                        ========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law ("Section 145") authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification (including reimbursement of expenses incurred) under certain circumstances for liabilities arising under the Securities Act. The Registrant's Bylaws, as amended, provide for indemnification of any director, officer, or employee to the maximum extent permitted by such Section 145.

         The Company's Certificate of Incorporation provides that its directors shall not be personally liable to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, or knowing violations of law, or actions lending to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.

ITEM 16.  EXHIBITS.


Exhibit No.
---------------

5.1*            Opinion of Brobeck, Phleger & Harrison LLP

23.1 Consent of Deloitte & Touche LLP, independent auditors of PairGain Technologies, Inc. and Avidia Systems, Inc.

23.2 Consent of Ernst & Young LLP, independent auditors of PairGain Technologies, Inc.

23.3*           Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit
                5.1)

24.1*           Power of Attorney.


---------------
* Exhibit previously filed

ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

                  Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

              The undersigned Registrant hereby further undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tustin, State of California, on April 25, 1997.


                                  PAIRGAIN TECHNOLOGIES, INC.

                                  By:     /s/  Charles S. Strauch
                                          -------------------------------------
                                          Charles S. Strauch
                                          Chairman and Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the date indicated.



         SIGNATURE                                      TITLE                                DATE
         ---------                                      -----                                ----
/s/  Charles S. Strauch                  Chairman, Chief Executive Officer and Director      April 25, 1997
----------------------------------
Charles S. Strauch                              (Principal Executive Officer)


/s/  Charles W. McBrayer                 Vice President, Finance and Administration,         April 25, 1997
----------------------------------
Charles W. McBrayer                              and Chief Financial Officer
                                                (Principal Financial Officer)

/s/  Robert R. Price                                 Corporate Controller                    April 25, 1997
----------------------------------
Robert R. Price                                 (Principal Accounting Officer)

*                                                   President and Director                   April 25, 1997
----------------------------------
Howard S. Flagg

*                                                 Executive Vice President,                  April 25, 1997
----------------------------------
Benedict A. Itri                             Chief Technical Officer and Director

*                                                          Director                          April 25, 1997
----------------------------------
Robert C. Hawk

*                                                          Director                          April 25, 1997
----------------------------------
Robert A. Hoff

*                                                          Director                          April 25, 1997
----------------------------------
B. Allen Lay


  *By: /s/  Charles W. McBrayer
       ---------------------------
       Charles W. McBrayer
       Attorney-in-Fact

                           PAIRGAIN TECHNOLOGIES, INC.

                                Index to Exhibits



5.1*            Opinion of Brobeck, Phleger & Harrison LLP

23.1 Consent of Deloitte & Touche LLP, independent auditors of PairGain Technologies, Inc. and Avidia Systems, Inc.

23.2 Consent of Ernst & Young LLP, independent auditors of PairGain Technologies, Inc.

23.3*           Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit
                5.1)

24.1*           Power of Attorney.


---------------
* Exhibit previously filed